Exhibit 10.2

FIRST AMENDMENT
TO THE
LAWSON PRODUCTS, INC. 2009 EQUITY COMPENSATION PLAN
(As Amended and Restated Effective May 14, 2019)
WHEREAS, Lawson Products, Inc., a Delaware corporation (the “Corporation”), maintains the Lawson Products, Inc. 2009 Equity Compensation Plan (as Amended and Restated Effective May 14, 2014) (the “Plan”); and
WHEREAS, the Corporation considers it in the best interests of the Corporation to amend the Plan to make changes to the vesting provisions.
NOW, THEREFORE, pursuant Section 17.1 of the Plan, the Plan is hereby amended, effective May 14, 2019, in the following particulars:
1.    By substituting the following Section for Section 1.6 of the Plan:
1.6    “Change in Control” shall mean (a) the acquisition (in one transaction or a series of transactions) by one or more related or affiliated (within the meaning of the Exchange Act) entities or persons (other than related or affiliated entities or persons who as of the effective date of this Plan own more than fifty percent (50%) of the outstanding Voting Stock of the Company) of more than fifty percent (50%) of the outstanding Voting Stock of the Company, (b) the sale or other disposition of all or substantially all of the assets of the Company, (c) the merger or consolidation of the Company with or into another entity, as a result of which merger or consolidation the holders of the outstanding Voting Stock of the Company immediately prior to such transaction hold less than fifty percent (50%) of the outstanding Voting Stock of the surviving entity immediately after such transaction, or (d) a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election (excluding the purpose of determining a “majority of the members of the Board,” any member whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board (including without limitation any settlement thereof)). Notwithstanding the foregoing, a “Change in Control”, to the extent necessary to comply with Section 409A, shall mean a “change in control event” as defined for purposes of Section 409A.
2.    By adding the following new Section 9.5 to the Plan immediately after Section 9.4:
9.5    Dividends. No dividends or dividend equivalents shall be paid on unvested Awards. To the extent an Award provides for dividends or dividend equivalents, any such dividends or dividend equivalents paid or accrued shall be subject to vesting restrictions and a risk of forfeiture to the same extent as the shares of Common Stock underlying the Award.